EXHIBIT 99.1

FOR IMMEDIATE RELEASE

11-12

Contact:

Jim D’Agostino

Chairman, CEO

713.787.3103

PATRICK OAKES NAMED EXECUTIVE VICE PRESIDENT AND STEPHANIE

POLLOCK NAMED SENIOR VICE PRESIDENT

HOUSTON – August 17, 2011 – Encore Bancshares, Inc. (NASDAQ: EBTX) announced today that Patrick Oakes has been appointed Executive Vice President and will assume the role of Chief Financial Officer following Andy Creel’s retirement at the end of the year. Stephanie Pollock has been appointed Senior Vice President, Controller and Chief Accounting Officer.

“We believe the addition of Patrick and Stephanie to our team will strengthen our efforts to grow our franchise here in Houston” said James S. D’Agostino, Jr., Chairman. “We feel very fortunate to have the opportunity for Andy to work with them for the remainder of the year in order to ensure a smooth transition.”

Patrick is a CFA charterholder, earned a bachelor’s degree from Texas A&M University and holds an MBA from Richmond College in London. He has extensive experience in the local finance industry and a strong background in asset/liability management, capital markets, and mergers and acquisitions. Patrick comes from Sterling Bank where he was Senior Vice President, Treasurer and he is a Board Member of the CFA Society of Houston. Prior to his ten years at Sterling, Patrick worked for Southwest Bank of Texas and several securities firms.

Stephanie also joins Encore Bank from Sterling Bank where she was the Senior Vice President, Director of Financial Reporting. Stephanie is a CPA with a Bachelor of Business Administration from the University of Houston. She brings to Encore her proficiency in financial reporting and her extensive experience in managing SEC matters. Stephanie previously worked for PricewaterhouseCoopers and Osburn, Henning & Co. of Orlando, Florida.

About Encore Bancshares

Encore Bancshares, Inc. is a financial holding company headquartered in Houston, Texas and offers a broad range of banking, wealth management and insurance services through Encore Bank, N.A. and its affiliated companies. Encore Bank operates 11 private client offices in the Greater Houston area. Headquartered in Houston and with $1.5 billion in assets, Encore Bank builds relationships with professional firms, privately-owned businesses, investors and affluent individuals. Encore Bank offers a full range of business and personal banking products and services, as well as financial planning, wealth management, trust and insurance products through its trust division, Encore Trust, and its affiliated companies, Linscomb & Williams and Town & Country Insurance. Products and services offered by Encore Bank’s affiliates are not FDIC insured. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “EBTX”.

Encore Bancshares, Inc. | Nine Greenway Plaza, Suite 1000 | Houston, Texas 77046

www.encorebank.com